Exhibit 10.6

MANTECH INTERNATIONAL CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(F/B/O George J. Pedersen)

Amended and Restated Effective January 1, 2005

ARTICLE I

PREAMBLE

1.1 Purpose. ManTech International Corporation (the “Company”) has established and maintains the ManTech International Corporation Supplemental Executive Retirement Plan (F/B/O George J. Pedersen) (the “Plan”). The Company has adopted the Plan in recognition of the contributions which George J. Pedersen (the “Member”) has made and continues to make toward the success, growth, and development of the Company. The Plan allows the deferral of a portion of the Member’s current compensation until future years. As restated, the Plan is intended to qualify under the provisions of Code Section 409A and any regulations and other guidance under that section. The Plan shall be interpreted to qualify under Code Section 409A.

1.2 Effective Date. The effective date of this restatement of the Plan is January 1, 2005. The Plan was originally effective on April 1, 1987 and was previously restated effective as of April 12, 1996.

ARTICLE II

DEFINITIONS

2.1 Definitions. Where the following words and phrases appear and are capitalized in the Plan, they shall have the respective meanings set forth below:

(a) Account. The bookkeeping account established and maintained for the Member to record the Plan Benefit and adjustments thereto.

(b) Administrator. The employee or employees of the Company appointed by the Committee to administer the Plan.

(c) Beneficiary. The person or persons, trust or other entity designated by the Member to receive Preretirement Death Benefits upon the Member’s death or to receive any Plan Benefit remaining unpaid at the member’s death. If no Beneficiary is designated, the Member’s estate shall be the Beneficiary.

(d) Board. The Board of Directors of ManTech International Corporation.

(e) Code. The Internal Revenue Code of 1986, as amended and as it may be from time to time be further amended or supplemented.

(f) Committee. The Compensation Committee of the Board.

(g) Company. ManTech International Corporation and any of its affiliates and subsidiaries.

(h) Disability. A physical or mental condition which renders the Member disabled for purposes of Code Section 409A(a)(2)(c).

(i) Distribution Date. The first business day of any month before the Member’s Retirement or Disability on which the Member has elected to receive a distribution in accordance with Article VII.

(j) Member. George J. Pedersen.

(k) Plan Benefits. The benefits payable at a Distribution Date or upon the Retirement or Disability of the Member, calculated according to Article V.

(l) Pre-Retirement Death Benefits. The benefit payable upon the death of the Member, calculated according to Article VI.

(m) Retirement. The date on which the Member terminates his service with or for the Company as an employee.

ARTICLE III

MEMBER

3.1 Member. George J. Pedersen shall be the sole Member in the Plan.

ARTICLE IV

ELIGIBILITY FOR PLAN BENEFITS

4.1 Distribution Date. The Member shall be eligible to receive all or any designated percentage of the Plan Benefits at one or more Distribution Dates elected by the Member.

4.2 Retirement. If not previously paid, the Member shall receive Plan Benefits on the date that is six months after his Retirement.

4.3 Death. In the event of the Member’s death prior to the commencement of Plan Benefits, the Member’s designated beneficiary shall be entitled to receive a Preretirement Death Benefit.

4.4 Disability. If not previously paid, the Member shall receive Plan Benefits on the date that the Member first has a Disability.

4.5 Vesting. The Member is fully vested in all the benefits provided for in the Plan.

ARTICLE V

PLAN BENEFITS

5.1 Amount of Contributions. The Company shall accrue a deemed contribution to the Plan from time to time in such amount as the Committee may determine in its sole discretion. Unless the Committee determines otherwise, an annual deemed contribution of $50,000 shall be accrued on a date determined by the Administrator for each year in which the Participant is an employee of the Company.

5.2 Amount of Plan Benefits. The Member’s Plan Benefit is equal to:

(a) all amounts deemed contributed to the Plan, as provided in Section 5.1 above, on or after April 12, 1996 plus all deemed income and loss thereon, and

(b) the amount deemed held under the Plan as of December 31, 1995 plus all deemed income and loss thereon.

5.3 Method of Payment. The Plan Benefit shall be paid to the Member in the form of cash or Company common stock.

5.4 Payment of Plan Benefit. Plan Benefit shall be paid or commenced as soon as reasonably practicable after the Member becomes eligible to receive such benefits.

ARTICLE VI

PRERETIREMENT DEATH BENEFIT

6.1 Amount of Preretirement Death Benefits. The amount of a Preretirement Death Benefit shall be the Plan Benefit as of the Member’s date of death.

6.2 Form of Preretirement Death Benefit. The Preretirement Death Benefit shall be paid to a Member’s designated Beneficiary in the form of a lump-sum cash payment or in periodic installment payments over the term designated by the Member prior to the Member’s death.

6.3 Payment of Preretirement Death Benefit. Preretirement Death Benefits shall be paid (or, in the case of installment payments, commence) as soon as reasonably practicable after the date of the Member’s death.

ARTICLE VII

ELECTION AND DISTRIBUTION PROCEDURES

7.1 Election of Payment Timing. Pursuant to the transition provisions of the proposed income tax regulations under Code Section 409A, the Member may make an initial election of a Distribution Date before December 31, 2006 (an “Initial Election”). A Distribution Date may be in 2007 or any later year, but not in 2006. Any subsequent election is subject to Section 7.4. If the Member has not made an Initial Election within the timeframe specified above, the Member will be deemed to have elected to receive 100% of his Plan Benefits upon his Retirement.

7.2 Election of Form of Plan Benefit. The Plan Benefit shall be paid in the form elected by the Member. Pursuant to the transition provisions of the proposed income tax regulations under Code Section 409A, the Member may make an initial election of a form of benefit before December 31, 2006 (an “Initial Election”). Any subsequent election is subject to Section 7.4. A prior election as to the form of benefits under this Plan shall remain in effect until a subsequent election becomes effective. If the Member has not made an Initial Election within the timeframe specified above, the Member will be deemed to have elected to receive 100% of his Plan Benefits in a single lump sum payment. The available benefit distribution forms are:

(a) For payment on a Distribution Date, a percentage of the Plan Benefit up to 100% of the Plan Benefit in a single lump-sum payment.

(b) For payment on the Member’s Retirement, Disability or pre-Retirement death,

(i) a single lump-sum payment, or

(ii) equal or nearly equal annual installments over a term certain selected by the Member not to exceed fifteen years. If the Participant dies before the completion of installment payments, the remaining installment payments, along with any remaining balance in the Member’s Account, shall be paid to the Member’s Beneficiary in a single lump-sum payment as soon as is practicable after the date of death.

7.3 Manner of Election. The initial and any subsequent elections shall be made on forms prescribed by the Administrator. The election forms shall specify the future Distribution Date or Dates (if any), and the form in which the Plan Benefit will be paid in various circumstances.

7.4 Subsequent Elections. Any election by the Member as to the timing or form of a benefit payment under this Plan, if it is made after December 31, 2006, (i) must not take effect until at least twelve (12) months after the date on which such election is made; (ii) for payments other than on account of death or Disability, must defer the first payment with respect to which such election is made for a period of not less than five (5) years from the date such payment would otherwise have been made; and (iii) for payments on a Distribution Date or Dates, may not be made less than twelve (12) months prior to the date of the first scheduled payment with respect to which such election is made.

7.5 Account.

(a) Establishment of Account. The Company shall establish a bookkeeping account for the Member with respect to the Plan Benefit. The account shall be deemed invested in accordance with Section 7.5(b) and shall be credited with deemed earnings and losses in accordance with Section 7.5(c).

(b) Investment of Account. The amount of the Plan Benefit may be deemed invested in cash, mutual funds, stocks, bonds, securities, common stock of the Company, or any other assets as may be selected by the Administrator in its discretion. Pursuant to procedures established by the Administrator, the Member shall have the right to direct the deemed investment of the Member’s Account among the available investment choices.

(c) Credits to Account. Any deemed earnings, gains, losses, appreciation and depreciation accruing on the deemed investments in a Member’s Account shall be credited to the Member’s Account as of the last day of each calendar year and such other dates as deemed appropriate by the Administrator.

7.6 No Acceleration of Payment. Notwithstanding any other provision in this Plan to the contrary, the Member shall not be permitted, and the Committee shall not have any discretion, to accelerate the timing or schedule of any benefit payment under this Plan, except as specifically provided under Code Section 409A and the regulations issued thereunder.

7.7 Member’s Interest. The amounts credited to the Member’s Account shall remain the sole property of the Company, subject to the claims of its general creditors, and neither the Member nor his legal representative or Beneficiary shall have any right, other than the right of an unsecured creditor, against the Company with regard to any portion of such Plan Benefit.

ARTICLE VIII

TRUST

8.1 Trust. The Company may establish one or more Trusts for the administration and investment of the funds contributed for the benefit of the Member and to satisfy its payment obligations under the Plan. Any assets or property held by a Trust shall be subject to the claims of the Company’s general creditors only upon the insolvency or bankruptcy of the Company, and no person other than the Company shall, by virtue of the provisions of the Plan, have any interest in such funds. To the extent that any person, including the Member, acquires the right to receive payments of Plan Benefits, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall not establish any trust, reserve or other fund associated with the Plan, if by doing so the Company would cause the Plan to be in violation of Code Section 409A(b) or the regulations issued thereunder.

8.2 Administration. The Plan will be administered by the Committee and the Administrator. The Committee shall have absolute discretion to:

(a) Interpret the Plan;

(b) Review the actions of the Administrator; and

(c) Take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan.

8.3 Administrator and Delegation. The Committee shall appoint one or more employees of the Employer to act as Administrator of the Plan. The Committee may delegate any part of its authority under the Plan to the Administrator, as the Committee deems appropriate. The Administrator shall have absolute discretion to:

(a) Create and revise rules and procedures for the administration of the Plan;

(b) Provide direction and instruction to the Trustee regarding the investment of Trust assets and payment of Plan Benefits; and

(c) Take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1 Amendment and Termination. Subject to Section 7.6, the Committee retains the right to modify, amend or terminate the Plan in its absolute discretion; provided, however, that no modification, amendment or termination shall adversely affect the rights of the Member or his designated Beneficiaries to Plan Benefits or Preretirement Death Benefits accrued before such modification, amendment or termination. Notice of every such modification, amendment or termination shall be given in writing to the Member.

ARTICLE X

MISCELLANEOUS

10.1 Non-Guarantee of Employment. Membership in the Plan does not give the Member any right to be retained in the service of the Company.

10.2 No Assignment. No amounts payable under the Plan shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind; any attempt to accomplish the same shall be void, except as provided for in Section 10.3 below.

10.3 Withholding. The Company shall have the right to deduct from any payments of Plan Benefits the taxes required by law to be withheld from the Member or Beneficiary with respect to such payments.

10.4 Masculine, Feminine, Singular and Plural. The masculine shall be read in the feminine, the singular in the plural, and vice versa, whenever the context shall so require.

10.5 Governing Law. Except to the extent preempted by applicable federal laws, the Plan shall be construed according to the laws of the Commonwealth of Virginia other than its choice of law principles.

10.6 Expenses. The Company shall pay all costs, fees, expenses and taxes (except the taxes of the Member or the Beneficiary resulting from a distribution of Plan Benefits hereunder) arising out of the administration of the Trust or investment of the Trust assets.

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IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the 7th day of March, 2006.

MANTECH INTERNATIONAL CORPORATION

By:	/s/ Robert A. Coleman